EXHIBIT 99.1

        Transnational Financial Network Announces agreement to Sell Stock

May 19, 2006 - Transnational Financial Network, Inc. (AMEX: TFN - News), a wholesale and retail mortgage banking firm, announced today that its board of directors had approved the sale to an affiliate of Pegasus Funds, LLC, a Dallas based private equity fund, 2,500,000 shares of its common stock for $0.70 per share and the issuance of a warrant to purchase 1,650,000 shares of common stock. The exercise price of the warrant is $0.70 per share, and the warrant's term expires June 30, 2009. It is anticipated that the closing will be around June 30, 2006.

As part of the transaction, TFN obtained an amendment to its 8 1/2% convertible notes to permit the issuance of up to $5,000,000 of equity securities without triggering adjustment of the conversion price of the notes. The interest rate on the note was increased to 10%. In addition, the company's principal stockholders, Joseph and Maria Kristul, entered into a voting agreement whereby they would vote for a nominee of Pegasus for the board of directors and Pegasus would vote for a majority of the board of directors as nominated by the Kristuls. The voting agreement expires at the earlier of June 1, 2009, the sale of the company to a third party or the failure of TFN to make a profit for the twelve months preceding June 1, 2008.

"We believe our association with Pegasus could be transforming for our company," said Joseph Kristul, TFN's chief executive officer. "They are very aggressive, believe that now is the time to initiate a regional consolidation of the independent mortgage banking industry and that with the additional capital, and their market support, an AMEX-listed company like TFN, will be able to be active in this consolidation."

Transnational Financial Network, Inc. is a wholesale and retail mortgage banker that originates, funds and sells mortgage loans secured by one to four family residential properties. Through its strong sales and broker service programs, the Company has built a foundation for growth and expansion, principally in the markets of Northern California, Southern California and Arizona.

This News Release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.






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